Exhibit 99.1

CONSOL Energy Completed $600 Million Senior Secured Loan Agreement

PITTSBURGH, June 30 /CONSOL Energy (NYSE: CNX ) has completed a $600 million Senior Secured Loan Agreement, effective June 30, 2004, to replace an existing facility of $266,750,000. The new agreement consists of a five-year $400 million revolving credit facility and a six-year $200 million Tranche B credit-linked deposit facility. The Tranche B facility was subscribed at about $1.2 billion.

“This new facility provides us with increased financial liquidity,” said J. Brett Harvey, president and chief executive officer. “In addition, the strong response we got from our banking partners indicates that additional capacity exists in the term loan market for CONSOL Energy should we need to access that market again.”

The facility is secured by nearly all of the assets of the company. Collateral will be provided to the banks and shared equally and ratably with the holders of CONSOL Energy Inc. 7-7/8% bonds maturing in 2012 and the Consolidation Coal Company 8.25% medium-term notes maturing in 2007.

The revolving credit and Tranche B letter of credit facilities will be used for general corporate purposes of CONSOL Energy and its subsidiaries, including working capital, capital expenditures and letter of credit needs. The new facility replaces CONSOL Energy’s previous $266.8 million bank credit facility. Current cash collateralized letters of credit issued under the previous facility will be transferred to the Tranche B facility and the $190 million of cash collateral will be released and used to pay down short- term debt.

Citicorp North America, Inc. and PNC Bank, National Association, acted as co-administrative agents for the facility. LaSalle Bank N.A., Societe Generale, New York Branch and SunTrust Bank acted as the co-documentation agents. Citigroup Global Markets Inc. and PNC Capital Markets, Inc., acted as the joint lead arrangers. There are eighteen lending institutions in the syndicate.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 147.6 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: http://www.consolenergy.com.